UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2009

Kona Grill, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7150 E. Camelback Road, Suite 220, Scottsdale, Arizona		85251
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480)922-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 is hereby incorporated by reference in its entirety into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2009, in connection with his promotion to Chief Operating Officer, we entered into an Executive Employment Agreement with Mark L. Bartholomay. Effective May 11, 2009, we also agreed to terminate existing employment agreements and execute new Executive Employment Agreements with each of Marcus E. Jundt, our Chief Executive Officer, and Mark S. Robinow, our Chief Financial Officer.

The employment agreements provide for a base salary of $261,000 per year in the case of Mr. Bartholomay, $329,000 per year in the case of Mr. Jundt, and $261,000 per year in the case of Mr. Robinow. Each employment agreement provides for incentive compensation based on the performance of our company and the executives as determined by objectives established by our board of directors. In connection with their employment, each of the executives may also receive options to purchase common stock. Each employment agreement further provides that the executive will be eligible to participate in our employee benefit plans and will be entitled to standard employee benefits made available to our executive officers, including vacation time. Each executive will also be covered by our directors’ and officers’ policies of insurance. Each employment agreement contains a covenant not to compete with our company, which prohibits the executives from engaging in certain transactions with any restaurant or chain of restaurants in the casual or upscale dining segment within a ten mile radius of any existing or planned company restaurant for a period of one year following termination of employment.

Each employment agreement provides that the executives are employed on an at-will basis, meaning we may terminate their employment at any time, and they may terminate their employment with our company at any time. If an executive officer’s employment is terminated without cause, as defined in the employment agreements, or the executive officer resigns for good reason, as defined in the employment agreements, he will be entitled to receive (a) his base salary then in effect for a period of 12 months following termination (the "continuation period"), (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, and (c) immediate vesting of all of the executive officer’s unvested stock options scheduled to vest over the next 12 months following the date of termination. In the case of Mr. Robinow, we will also pay a pro rata portion of his incentive compensation through the end of the quarter in which Mr. Robinow is terminated, and in the case of Messrs. Bartholomay and Jundt, our board of directors will have discretion as to whether such incentive compensation will be paid. If an executive officer’s employment is terminated for cause, or the executive officer resigns without good reason, the executive officer will be entitled only to any base salary earned and unpaid through the date of termination and any accrued but unpaid benefits. The employment agreements further provide that upon the death of the respective executive officer, the estate of the executive officer will be entitled to receive any base salary earned but not paid, together with a pro rata portion of any incentive compensation payable for the executive officer as of the date of death. Upon termination for disability of an executive officer, we must pay to the executive officer any base salary earned but not paid plus continued payments of base salary for 180 days following the date of termination, together with a pro rata portion of any incentive compensation payable for the executive officer as of the date of termination.

Subject to certain limitations and conditions, the employment agreements provide that if an executive officer’s employment is terminated following a change in control, as defined in the employment agreements, he will be entitled to (a) a severance payment equal to 15 months of his base salary in effect at termination, (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, (c) a payment equal to the target incentive bonus for such year, and (d) immediate vesting of all of the executive officer’s stock options in our company.

The foregoing summary of the employment agreements with our executive officers is qualified in its entirety by reference to the Executive Employment Agreements, filed herewith as Exhibit 10.22, Exhibit 10.23 and Exhibit 10.24.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
10.22 Employment Agreement, dated as of May 11, 2009, between the Company and Marcus E. Jundt
10.23 Employment Agreement, dated as of May 11, 2009, between the Company and Mark L. Bartholomay
10.24 Employment Agreement, dated as of May 11, 2009, between the Company and Mark S. Robinow

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kona Grill, Inc.

May 14, 2009	By:	Mark S. Robinow

Name: Mark S. Robinow
Title: Executive Vice President, Chief Financial Officer, and Secretary

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Exhibit Index

Exhibit No.	Description

10.22	Employment Agreement, dated as of May 11, 2009, between the Company and Marcus E. Jundt
10.23	Employment Agreement, dated as of May 11, 2009, between the Company and Mark L. Bartholomay
10.24	Employment Agreement, dated as of May 11, 2009, between the Company and Mark S. Robinow